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EXHIBIT 99.1 Florida Law regarding Indemnification Section 607.0850 F.R.S.


Indemnification: A corporation shall have power to indemnify any person who was or is a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request in a similar capacity for another enterprise against liability incurred in connection with such proceeding, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to, the corporation's best interests, and with respect to a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the corporation's best interests or, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful (Sec. 607.0850(1)).

A corporation may indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request in a similar capacity for another enterprise, against expenses and amounts paid in settlement not exceeding, in the board's judgment, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding. Such indemnification shall be authorized if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the corporation's best interests. No indemnification shall be made under this subsection in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court with jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper (Sec. 607.0850(2)).

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sec. 607.0850(1) or (2), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses actually and reasonably incurred by the person in connection therewith (Sec. 607.0850(3)).

Any indemnification under Sec. 607.0850(1) or (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sec. 607.0850(1) or (2). Such determination shall be made (Sec. 607.0850(4):

[ ] (1) by the board by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

[ ] (2) if such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board consisting solely of two or more directors not at the time parties to the proceeding;

[ ] (3) by independent legal counsel (a) selected by the board prescribed in (1) or the committee prescribed in (2); or (b) if a quorum of the directors cannot be obtained for (1) and the committee cannot be designated under (2), selected by majority vote of the full board; or

[ ] (4) by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. If the determination of permissibility is made by independent legal counsel, however, persons specified by (3) shall evaluate the reasonableness of expenses and may authorize indemnification (Sec. 607.0850(5)).

Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if the person is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board deems appropriate (Sec. 607.0850(6)).

The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that the person's actions, or omissions to act, were material to the cause of action so adjudicated and constitute (1) a violation of the criminal law, unless the individual had reasonable cause to believe the conduct in question was lawful or had no reasonable cause to believe the conduct unlawful; (2) a transaction from which the individual derived an improper personal benefit; (3) in the case of a director, a circumstance under which the liability provisions of Sec. 607.0834 are applicable; or (4) willful misconduct or a conscious disregard for the corporation's best interests in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder (Sec. 607.0850(7).

Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person, unless otherwise provided when authorized or ratified (Sec. 607.0850(8)).

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Unless the articles provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. Upon receipt of an application, the court, after giving any necessary notice, may order indemnification and advancement of expenses if it determines that the individual is (Sec. 607.0850(9)):

[ ] (1) entitled to mandatory indemnification under Sec. 607.0850(3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

[ ] (2) entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to Sec. 607.0850(7); or

[ ] (3) fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the statutory standard of conduct. A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request in a similar capacity for another enterprise against any liability asserted against the individual and incurred by such person in any such capacity or arising out of the individual's status as such, whether or not the corporation could indemnify the individual against such liability under this section (Sec. 607.0850(12)).